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Exhibit 10.28

Director Compensation

        Effective January 1, 2005, Marathon Oil Corporation will pay its non-employee directors as follows:

Annual Retainer	$60,000
Annual Non-Retainer Common Stock Unit Award	$60,000
Committee Membership Fee	$5,000 ($10,000 for audit committee chair) ($6,000 for other committee chairs)
Meeting Fee (for board or committee attendance)	$2,000

        In addition to the annual retainer, Marathon will pay its Chairman of the Board, Mr. Usher, a chairman's fee of $240,000 in 2005. The chairman does not receive meeting fees for his attendance.

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  Exhibit 10.28
Director Compensation